UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

ISILON SYSTEMS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

46432L104

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Holdings Inc. 13-3216325

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,252,039

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 2,252,039

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,252,039

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.6%(1)

12.	Type of Reporting Person (See Instructions) HC/CO

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Inc. 13-2518466

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 487,151

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 487,151

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 487,151

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.8%(1)

12.	Type of Reporting Person (See Instructions) BD/CO

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons LB I Group Inc. 13-2741778

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 374,977

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 374,977

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 374,977

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%(1)

12.	Type of Reporting Person (See Instructions) CO

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Venture Associates 2003 LLC 20-0195787

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,161,344

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 1,161,344

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,161,344

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.9%(1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Venture GP Partnership 2003 LP 20-0195776

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,161,344

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 1,161,344

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,161,344

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.9%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Venture Partners 2003 C-LP 20-0195782

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 568,703

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 568,703

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 568,703

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.9%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman ALI Inc. 13-3695935

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 248,965

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 248,965

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 248,965

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4%(1)

12.	Type of Reporting Person (See Instructions) CO

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Property Asset Management Inc. 13-3555152

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 248,965

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 248,965

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 248,965

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4%(1)

12.	Type of Reporting Person (See Instructions) CO

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers P.A., LLC 52-2278632

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 248,965

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 248,965

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 248,965

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4%(1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Partnership GP 2000/2001 LP 13-4143945

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 112,174

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 112,174

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 112,174

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Partnership Account 2000/2001 LP 13-4143945

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 112,174

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 112,174

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 112,174

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Offshore Partners Ltd. 52-2038758

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 29,088

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 29,088

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,088

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.05%(1)

12.	Type of Reporting Person (See Instructions) CO

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Offshore Partnership 2000/2001 LP N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 29,088

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 29,088

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,088

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.05%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Offshore Partnership Account 2000/2001 LP N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 29,088

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 29,088

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,088

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.05%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Venture Capital 2003 Partnership 20-0195798

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 345,889

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 345,889

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 345,889

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Venture Partners 2003 P-LP 20-0195794

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 592,641

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 592,641

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 592,641

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.0%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Venture Associates II LLC 13-4178543

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 354,579

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 354,579

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 354,579

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%(1)

12.	Type of Reporting Person (See Instructions) OO

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

CUSIP No. 46432L104

1.	Names of Reporting Persons Lehman Brothers Venture Capital Partners II LP 74-3028029

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 354,579

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 354,579

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 354,579

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)  Based on 61,922,131 shares outstanding as of August 3, 2007 as reported on the 10-Q for the period ending July 1, 2007.

Item 1.
(a)	Name of Issuer Isilon Systems Inc.
(b)	Address of Issuer’s Principal Executive Offices 3101 Western Avenue Seattle, WA 98121

Item 2.
(a)

Name of Person Filing
Lehman Brothers Holdings Inc.

Lehman Brothers Inc.

LB I Group Inc.

Lehman Brothers Venture Associates 2003 LLC

Lehman Brothers Venture GP Partnership 2003 LP

Lehman Brothers Venture Partners 2003 C-LP

Lehman ALI Inc.

Property Asset Management Inc.

Lehman Brothers P.A., LLC

Lehman Brothers Partnership GP 2000/2001 LP

Lehman Brothers Partnership Account 2000/2001, LP

Lehman Brothers Offshore Partners Ltd.

Lehman Brothers Offshore Partnership GP 2000/2001 LP

Lehman Brothers Offshore Partnership Account 2000/20001, LP

Lehman Brothers Venture Capital 2003 Partnership

Lehman Brothers Venture Partners 2003 P-LP

Lehman Brothers Venture Associates II LLC

Lehman Brothers Venture Capital Partners II LP

(b)

Address of Principal Business Office or, if none, Residence
Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

LB I Group Inc

399 Park Avenue

New York, NY 10022

Lehman Brothers Venture Associates 2003 LLC

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Venture GP Partnership 2003 LP

399 Park Avenue

New York, NY 10022

Lehman Brothers Venture Partners 2003 C-LP

745 Seventh Avenue

New York, New York 10019

Lehman ALI Inc.

745 Seventh Avenue

New York, New York 10019

Property Asset Management Inc.

745 Seventh Avenue

New York, New York 10019

Lehman Brothers P.A., LLC

101 Hudson Street

Jersey City, NJ 07302

Lehman Brothers Partnership GP 2000/2001 LP

745 Seventh Avenue

New York, New York 10019

Lehman Brothers Partnership Account 2000/2001, LP

399 Park Avenue

New York, NY 10022

Lehman Brothers Offshore Partners Ltd.

Clarendon House

2 Church Street/P.O. Box HM 1022

Hamilton HM DX, Bermuda

Lehman Brothers Offshore Partnership GP 2000/2001 LP

Clarendon House

2 Church Street/P.O. Box HM 1022

Hamilton HM DX, Bermuda

Lehman Brothers Offshore Partnership Account 2000/20001, LP

399 Park Avenue

New York, NY 10022

Lehman Brothers Venture Capital 2003 Partnership

399 Park Avenue

New York, NY 10022

Lehman Brothers Venture Partners 2003 P-LP

745 Seventh Avenue

New York, NY 10019

Lehman Brothers Venture Associates II LLC

745 Seventh Avenue

New York, NY 10019

Lehman Brothers Venture Capital Partners II LP

399 Park Avenue

New York, NY 10022

(c)

Citizenship
Lehman Brothers Holdings Inc. (“Holdings”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Inc. (“LBI”) is a corporation organized under the laws of the State of Delaware.

LB I Group Inc. (“LB I Group”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers Venture Associates 2003 LLC (“LB VA 2003 LLC”)is a limited liability company organized under the laws of the State of Delaware.

Lehman Brothers Venture GP Partnership 2003 LP (“LB GP 2003”) is a limited partnership organized under the laws of the State of Delaware.

Lehman Brothers Venture Partners 2003 C-LP (“LB 2003 C”) is a limited partnership organized under the laws of the State of Delaware.

Lehman ALI Inc. (“Lehman ALI”) is a corporation organized under the laws of the State of Delaware.

Property Asset Management Inc. (“PAMI”) is a corporation organized under the laws of the State of Delaware.

Lehman Brothers P.A., LLC (“Lehman P.A. LLC”) is a limited liability company organized under the laws of the State of Delaware.

Lehman Brothers Partnership GP 2000/2001 LP (“Lehman Brothers GP 2000/2001”) is a limited partnership organized under the laws of the state of Delaware.

Lehman Brothers Partnership Account 2000/2001, LP (“Lehman Brothers Account 2000/2001”) is a limited partnership organized under the laws of the State of Delaware.

Lehman Brothers Offshore Partners Ltd. (“Lehman Offshore Ltd”) is a corporation organized under the laws of Bermuda.

Lehman Brothers Offshore Partnership GP 2000/2001 LP (“Lehman Offshore GP 2000/2001”) is a limited partnership organized under the laws of Bermuda.

Lehman Brothers Offshore Partnership Account 2000/2001, LP (“Lehman Offshore Account 2000/2001”) is a limited partnership organized under the laws of Bermuda.

Lehman Brothers Venture Capital 2003 Partnership (“LB VC 2003”) is a partnership organized under the laws of the State of Delaware.

Lehman Brothers Venture Partners 2003 P-LP (“LB 2003 P”) is a limited partnership organized under the laws of the State of Delaware.

Lehman Brothers Venture Associates II LLC (“LB VA II LLC” ) is a limited liability company organized under the laws of the State of Delaware.

Lehman Brothers Venture Capital Partners II LP (“LB VCP II”) is a limited partnership organized under the laws of the State of Delaware.

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 46432L104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Item 9 of cover pages.
	(b)	Percent of class: See Item 11 of cover pages.

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote
		(ii)	Shared power to vote or to direct the vote
		(iii)	Sole power to dispose or to direct the disposition of
		(iv)	Shared power to dispose or to direct the disposition of
See Items 5-8 of cover pages.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

LB 2003 C is the actual owner of 568,703 shares of Common Stock. LB 2003 C is a wholly-owned subsidiary of LB GP 2003, which is a wholly-owned subsidiary of LB VA 2003 LLC, which is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LB GP 2003 and LB VA 2003 LLC may be deemed to be the beneficial owners of the shares of Common Stock owned by LB 2003 C.

Lehman P.A. LLC is the actual owner of 248,965 shares of Common Stock. Lehman P.A. LLC is a wholly-owned subsidiary of PAMI, which is a wholly-owned subsidiary of Lehman ALI, which is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, Lehman ALI and PAMI may be deemed to be the beneficial owners of the shares of Common Stock owned by Lehman P.A. LLC.

Lehman Brothers Account 2000/2001 is the actual owner off 112,174 shares of Common Stock. Lehman Brothers Account 2000/2001 is a

wholly-owned subsidiary of Lehman Brothers GP 2000/2001 which is a wholly-owned subsidiary of LBI which is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI and Lehman Brothers GP 2000/2001 may be deemed to be the beneficial owners of the shares of Common Stock owned by Lehman Brothers Account 2000/2001.

Lehman Offshore Account 2000/2001 is the actual owner of 29,088 shares of Common Stock. Lehman Offshore Account 2000/2001 is a wholly-owned subsidiary of Lehman Offshore GP 2000/2001, which is a wholly-owned subsidiary of Lehman Offshore Ltd, which is a wholly-owned subsidiary of LB I Group, which is a wholly-owned subsidiary of LBI, which is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI, LB I Group, Lehman Offshore Ltd and Lehman Offshore GP 2000/2001 may be deemed to be the beneficial owners of the shares of Common Stock owned by Lehman Offshore Account 2000/2001.

LB VC 2003 is the actual owner of 345,889 shares of Common Stock.  LB VC 2003 is a wholly-owned subsidiary of LB I Group, which is a wholly-owned subsidiary of LBI, which is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI and LB I Group may be deemed to be the beneficial owners of the shares of Common Stock owned by LB VC 2003.

LB 2003 P is the actual owner of 592,641 shares of Common Stock.  LB 2003 P is a wholly-owned subsidiary of LB GP 2003 which is a wholly-owned subsidiary of LB VA 2003 LLC which is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings, LB VA 2003 LLC and LB GP 2003 may be deemed to be the beneficial owners of the shares of Common Stock owned by LB 2003 P.

LB VCP II is the actual owner of 354,579 shares of Common Stock.  LB VCP II is a wholly-owned subsidiary of LB VA II LLC, which is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings and LB VA II LLC may be deemed to be the beneficial owners of the shares of Common Stock owned by LB VCP II.

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification

☐        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

☒       By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

February 13, 2008
Date

LEHMAN BROTHERS HOLDINGS INC.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Vice President
Name/Title

LEHMAN BROTHERS INC.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Senior Vice President
Name/Title

LB I GROUP INC.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE ASSOCIATES 2003 LLC
/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Vice President
Name/Title

LEHMAN BROTHERS VENTURE GP PARTNERSHIP 2003 LP
/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE PARTNERS 2003 C-LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN ALI INC.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

PROPERTY ASSET MANAGEMENT INC.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Vice President
Name/Title

LEHMAN BROTHERS P.A., LLC
/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Vice President
Name/Title

LEHMAN BROTHERS PARTNERSHIP GP 2000/2001 LP
/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001, LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS OFFSHORE PARTNERSHIP GP 2000/2001 LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS OFFSHORE PARTNERSHIP ACCOUNT 2000/2001, LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE CAPITAL 2003 PARTNERSHIP
/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE PARTNERS 2003 P-LP
/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE ASSOCIATES II LLC

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE CAPITAL PARTNERS II LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

February 13, 2008
Date

LEHMAN BROTHERS HOLDINGS INC.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Vice President
Name/Title

LEHMAN BROTHERS INC.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Senior Vice President
Name/Title

LB I GROUP INC.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE ASSOCIATES 2003 LLC

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE GP PARTNERSHIP 2003 LP
/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE PARTNERS 2003 C-LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN ALI INC.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

PROPERTY ASSET MANAGEMENT INC.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS P.A., LLC

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS PARTNERSHIP GP 2000/2001 LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001, LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS OFFSHORE PARTNERSHIP GP 2000/2001 LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS OFFSHORE PARTNERSHIP ACCOUNT 2000/2001, LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE CAPITAL 2003 PARTNERSHIP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE PARTNERS 2003 P-LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE ASSOCIATES II LLC

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title

LEHMAN BROTHERS VENTURE CAPITAL PARTNERS II LP

/s/ Barrett S. DiPaolo
Signature

Barrett S. DiPaolo Authorized Signatory
Name/Title